UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/22/2006

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15281

Delaware	76-0233274
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal executive offices, including zip code)

(281) 719-3400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

In a press release on May 22, 2006, Repros Therapeutics, Inc. (the "Company") provided an update regarding the progress of its three ongoing clinical studies. The studies include a 200 patient US Phase III study of Androxal(TM) for the treatment of testosterone deficiency in men with secondary hypogonadism, a 150 patient US Phase II study of Proellex(TM) in the treatment of uterine fibroids and a 40 patient European Phase II study of Proellex(TM) in the treatment of endometriosis. All three studies have been contracted to Pharm Olam International (POI), the contract research organization (CRO), to conduct the trials.

In a press release on May 22, 2006, Gedeon Richter Ltd., Budapest, Hungary and the Company announced they have entered into a Development and Supply Agreement for the Company's product Proellex(TM). According to the agreement, Richter will develop and supply the active pharmaceutical ingredient (API) for Proellex(TM), a progesterone receptor modulator (PRM), which is currently in a 150 patient Phase II clinical trial in the United States for the treatment of uterine fibroids as well as a 40 patient Phase II trial in Europe for the treatment of endometriosis. The agreement allows Repros to access the world class expertise of Gedeon Richter in state-of-the-art steroid development and vertically integrated steroid manufacturing capability.

A copy of the Company's press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2. The press releases are incorporated by reference herein and the foregoing description of the press releases are qualified in their entirety by reference to the attached exhibits.

Item 9.01.    Financial Statements and Exhibits

c. Exhibits

Exhibit

Number                       Description
99.1                        Press Release dated May 22, 2006.

99.2                        Press Release dated May 22, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: May 24, 2006	By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated May 22, 2006
EX-99.2	Press Release dated May 22, 2006